UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 20, 2012

BILLMYPARENTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado	000-27145	33-0756798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6190 Cornerstone Court, Suite 216 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 677-0080

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 20, 2012 (the “Effective Date”), BillMyParents, Inc. (the “Company”) entered into a Promotion/Endorsement Agreement (the “Agreement”) with Justin Bieber Brands, LLC, pursuant to which Justin Bieber Brands, LLC will promote and endorse the Company’s products through various media set forth in the Agreement (the “Services”). Services include the approved use of Justin Bieber’s likeness and image, and promotion of the Company’s products across social media, including postings on Facebook, Twitter and Instagram, videos, voicemail and e-mail messages from Justin Bieber to Company cardholders, and other cardholder experiences. The Agreement commences upon the Effective Date and shall have a term of fourteen (14) months (the “Term”), unless extended as provided in the Agreement.

In consideration for Justin Bieber Brands, LLC promoting the Company’s products, the Company has agreed to pay Justin Bieber Brands, LLC a material non-refundable fee (the “Advance”). In addition to the Advance, for each account that is opened during the Term and is attributable to the Agreement (“Justin Bieber Brands, LLC Account”), the Company has agreed to pay Justin Bieber Brands, LLC monthly incentive compensation per active Justin Bieber Brands, LLC Account (“Incentive Compensation”). The Company has also agreed to pay Justin Bieber Brands, LLC a per month royalty per active Justin Bieber Brands, LLC Account (“Royalty”). The Advance is recoupable from Royalty payments made to Justin Bieber Brands, LLC. Upon the expiration of the Agreement, Justin Bieber Brands, LLC will be entitled to receive the Royalty payments, subject to the recoupment of the Advance, and the Incentive Compensation, in perpetuity.

Pursuant to the terms of the Agreement, the Company has issued to Justin Bieber Brands, LLC warrants to purchase two million shares of the Company’s common stock, as follows: warrants to purchase one million shares of the Company’s common stock vested upon the Effective Date, and warrants to purchase another one million shares of the Company’s common stock shall vest in equal monthly installments during the Term, each exercisable at an exercise price equal to the mean of the high and low prices of the Company’s common stock on the last trading day before the Effective Date. If the Agreement is terminated due to the Company’s breach of the Agreement, the remaining warrants will vest immediately upon such termination.

The Company has also issued Justin Bieber Brands, LLC warrants to purchase up to an additional two million shares of the Company’s common stock (the “Additional Warrant”). The Additional Warrant is exercisable for the number of shares of the Company’s common stock equal to five times the number of active Justin Bieber Brands, LLC Accounts in effect at the end of the Term, provided there are more than two hundred fifty thousand active Justin Bieber Brands, LLC Accounts as of the last day of the Term.  The Additional Warrant will be exercisable no more rapidly than in equal monthly installments during the six month period immediately following the Term at an exercise price equal to the mean of the high and low prices of the Company’s common stock on the last trading day before the Effective Date. In the event the product of five times the number of active Justin Bieber Brands, LLC Accounts exceeds two million, the Company will issue Justin Bieber Brands, LLC an “End of Term Warrant” for the number of shares in excess of two million. The exercise price of the End of Term Warrant shall be the arithmetic mean of the high and low prices of the Company’s common stock on the last trading day before the date of the issuance of the End of Term Warrant.

If the Agreement is extended, Justin Bieber Brands, LLC will be entitled to receive the Royalty and Incentive Compensation in perpetuity, plus additional warrants to purchase two million shares of the Company’s common stock for any such Extension Period (each, an “Extension Warrant”). Extension Warrants will vest equally on a monthly basis and will have an exercise price equal to the mean of the high and low prices of the Company’s common stock on the last trading day before the date of issuance of each Extension Warrant.

Item 3.02	Unregistered Sales of Equity Securities.

The information included in Item 1.01 provides a summary of the material terms of the Agreement and the Warrant and are incorporated herein by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BILLMYPARENTS, INC.

Date: November 26, 2012	By:	/s/ Michael R. McCoy
Michael R. McCoy
Chief Executive Officer